EXHIBIT 99.1

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Carole Herbstreit (media) 414-438-6882
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Brady Corporation appoints Russell Shaller as President of its Identification Solutions Business

MILWAUKEE (June 5, 2015) - Brady Corporation (NYSE:BRC), a world leader in identification solutions and specialty materials, today announced the appointment of Russell Shaller to the position of Senior Vice President and President-Identification Solutions, effective June 22, 2015. Shaller will report to Brady President and Chief Executive Officer Michael Nauman, and will lead Brady’s largest global platform that includes safety and facility identification, wire identification and product identification businesses.
Shaller comes to Brady from Teledyne Technologies, Inc. where he served as President of the Microwave Solutions business with responsibility for advanced microwave products sold into the aerospace and communications industries. Prior to joining Teledyne in 2008, he worked as Division Leader of the Electronic Products Division of W. L. Gore and Associates. He holds a Master of Business Administration degree from the University of Delaware and a Master of Science degree in electrical engineering from the Johns Hopkins University.
"Russell Shaller brings a wealth of applicable leadership experience and a track record of success in organically growing both the top and bottom lines, and we are excited to have him join the Brady team,” said Nauman. "His strong background in developing emerging markets aligns with our strategies and his passion for driving growth fits well with our vision for Brady.”
“Brady’s Identification Solutions business is an industry leader with dedicated and talented professionals bringing value-added safety and identification products and services to a wide range of customers,” said Shaller. “I’m looking forward to working with the Brady team to exceed our customers’ expectations and drive growth.”

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, aerospace, medical and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of August 1, 2014, employed approximately 6,400 people in its worldwide businesses. Brady’s fiscal 2014 sales were approximately $1.23 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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